INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT is made by and between LVIP BLACKROCK GLOBAL ALLOCATION FUND CAYMAN LTD. (the “Fund”), a Cayman Islands exempted company, and LINCOLN INVESTMENT ADVISORS CORPORATION (the “Investment Manager”), a Tennessee corporation.

W I T N E S S E T H :

WHEREAS, the Fund is a wholly-owned subsidiary of the LVIP BlackRock Global Allocation Fund (the “Parent Company”), a series of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust that has been organized and operates as a series investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of the Fund and, as a wholly-owned subsidiary of the Parent Company, is not required to be registered with the Cayman Islands Monetary Authority; and

WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940 as an investment adviser and engages in the business of providing investment management services; and

WHEREAS, the Fund and the Investment Manager desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. The Fund hereby employs the Investment Manager to manage the investment and reinvestment of the Fund’s assets and to administer its affairs, subject to the direction of the Fund’s Board of Directors and officers for the period and on the terms hereinafter set forth. The Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth. The Investment Manager shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent of the Fund. The Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of the Fund and shall effect the purchase and sale of such investments in furtherance of the Fund’s investment objectives and policies and the Fund’s Memorandum and Articles of Association (the “Articles”). The Investment Manager shall furnish the Board of Directors with such information and reports regarding the Fund’s investments as the Investment Manager deems appropriate or as the Board of Directors may reasonably request.

2. The Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with the Fund’s shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees. In conducting its own business and affairs, the Fund may utilize the facilities and personnel of the Investment Manager and its affiliates; and may enter into agreements with third parties, either affiliated or non-affiliated, to perform any of these functions. In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Fund, the Investment Manager and its affiliates may share facilities common to each, which may include, without limitation, legal and accounting personnel, with appropriate proration of expenses between them. Directors, officers and employees of the Investment Manager or its affiliates may be directors, trustees and/or officers of any of the investment companies within the Lincoln Financial Group family. Directors, officers and employees of the Investment Manager or its affiliates who are directors, trustees, and/or officers of these investment companies shall not receive any compensation from such investment companies for acting in such dual capacity.

3. (a) Subject to the primary objective of obtaining the best execution, the Investment Manager may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected who provide statistical, factual and financial information and services to the Fund, to the Investment Manager, to any sub-adviser (as defined in Paragraph 5 hereof, a “Sub-Adviser”) or to any other fund for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Fund or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services. Broker/dealers who sell shares of any investment company or series thereof for which the Investment Manager or Sub-Adviser provides investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and NASD Regulation, Inc.

(b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Directors and officers of the Fund, the Investment Manager may cause the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager or any Sub-Adviser exercises investment discretion.

4. The Investment Manager’s consideration under this Agreement is, in part, the ability to further implement the Parent Company’s investment objectives and policies, as contemplated in the Investment Management Agreement between the Investment Manager and the Trust, on behalf of the Parent Company. A separate fee will not be paid to the Investment Manager under this Agreement.

5. The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (“Sub-Advisers”) to perform some or all of the services for the Fund for which it is responsible under this Agreement. The Investment Manager will compensate any Sub-Adviser for its services to the Fund. The Investment Manager may terminate the services of any Sub-Adviser at any time with the approval of the Board of Trustees of the Parent Company. At such time, the Investment Manager shall assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the approval of the Board of Trustees of the Parent Company and any requisite shareholder approval is obtained. The Investment Manager will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

6. The services to be rendered by the Investment Manager to the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

7. The Investment Manager, its trustees, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to any Fund or to any other investment company, corporation, association, firm or individual.

8. It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as the Fund’s investment adviser, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates shall have the right to adopt and to use the words “LIAC,” “Lincoln Investment Advisors Corporation” in their names and in the names of any series or class of shares of such investment companies.

9. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as the Investment Manager to the Fund, the Investment Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

10. This Agreement shall be executed and become effective as of the date written below, and shall continue in effect until terminated. This Agreement may be terminated by either party or the Board of Trustees of the Parent Company, without the payment of a penalty, on sixty days’ written notice. Upon termination of this Agreement, the obligations of the Fund and the Investment Manager shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination. This Agreement shall automatically terminate in the event of its assignment or the investment advisory agreement between the Parent Company and the Investment Manager being terminated.

11. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12. For the purposes of this Agreement, the term “assignment” shall have the meaning defined in the 1940 Act.

13. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 20th day of March, 2019.

LVIP BLACKROCK GLOBAL ALLOCATION FUND CAYMAN LTD.

/s/ Jayson R. Bronchetti
Jayson R. Bronchetti

Name: Jayson R. Bronchetti
Title: Director

LINCOLN INVESTMENT ADVISORS CORPORATION

/s/ William P. Flory, Jr.
William P. Flory, Jr.

Name: William P. Flory, Jr.
Title: Vice President & Treasurer

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